Exhibit No. 21

Subsidiaries of MGE Energy, Inc.

As of December 31, 2005, the company owned 100% of the voting securities of the following subsidiaries (all Wisconsin corporations):

•

Central Wisconsin Development Corporation - assists new and expanding businesses throughout central Wisconsin by participating in planning, financing, property acquisition, joint ventures and associated activities.

•

Madison Gas and Electric Company - a regulated utility that generates and distributes electricity to nearly 136,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to nearly 137,000 customers in seven Wisconsin counties.

•

MAGAEL, LLC - holds title to property acquired by the company for future utility plant expansion and nonutility property.

•

MGE Construct LLC - provides construction services for building new generation to meet the needs of MGE customers.

•

MGE Power LLC - owns real estate and new generating assets required to meet MGE's growing customer demand.

•

MGE Power West Campus, LLC - owns a controlling interest in the electric generating assets related to the West Campus Cogeneration Facility (WCCF). MGE Power West Campus is a wholly owned subsidiary of MGE Power. MGE Power West Campus leases their share of these assets to Madison Gas and Electric Company through a long-term lease agreement.

•

MGE Power Elm Road, LLC - has an 8.33% undivided ownership interest in two coal-fired generating plants being constructed in Oak Creek, Wisconsin. MGE Power Elm Road is a wholly owned subsidiary of MGE Power. MGE Power Elm Road will lease their share of the coal-fired generating plant to Madison Gas and Electric Company through a long-term lease agreement.